Exhibit 99.1

Recent Developments

Pending Life Science Acquisition

In November 2018, HCP, Inc. (“we,” “our” or the “Company”) entered into a purchase and sale agreement to acquire Sierra Point Towers, a 427,000 square foot, two-building life science and office campus in the South San Francisco life science submarket for $245 million (the “Sierra Point Towers Acquisition”). Sierra Point Towers is strategically located adjacent to our 587,000 square foot The Shore at Sierra Point development project. Sierra Point Towers is approximately 100% leased with a weighted average lease term of more than five years. Based on our underwriting, we project a cash capitalization rate (calculated as described below) of approximately 6.0% in 2020. We believe this acquisition, which we expect to complete in the first half of 2019, will expand our South San Francisco presence and provide the opportunity to integrate with The Shore at Sierra Point, creating a denser life science cluster with operational and leasing synergies. In addition, we intend to explore the potential for additional entitlements and densification at Sierra Point Towers over time.

Acceleration in Development Activities of Phases II and III of The Shore at Sierra Point

The Shore at Sierra Point is a 23-acre waterfront life science development located in the South San Francisco life science submarket that will offer state-of-the-art laboratory and office space along with high-end amenities. We have pre-leased 100% of Phase I, which consists of two buildings totaling approximately 222,000 square feet with an approximate total cost of $224 million. In response to our Phase I leasing progress and continued demand for life science space in the South San Francisco life science submarket, during 2019 we intend to accelerate development of Phases II and III. Phases II and III combined will consist of three Class A life science office buildings totaling approximately 365,000 square feet with total estimated development costs of $382 million. Based on our underwriting, we estimate a yield range (calculated as described below) for Phases II and III of 6.0% to 6.5% upon stabilization, which we project will occur in 2022.

Currently, our active development pipeline encompasses 1.7 million square feet, with a total estimated investment of $1.2 billion. As of September 30, 2018, we had spent $406 million. Our pipeline is now 63% pre-leased with an estimated stabilized yield range of 7.0% to 7.5%.

Recently Completed Transactions and Financing Activities

Shoreline Technology Center Disposition

On November 20, 2018, we completed the previously announced sale of the Shoreline Technology Center campus comprised of approximately 800,000 rentable square feet located in Mountain View, California for approximately $1.0 billion in gross proceeds.

Repayment of Debt

In the fourth quarter of 2018 to date, we repaid approximately $1.2 billion aggregate principal amount of debt and outstanding borrowings, utilizing proceeds from the Shoreline Technology Center campus disposition and the previously announced disposition of 19 Brookdale-managed senior housing communities to an investment fund managed by affiliates of Apollo Global Management. The debt repaid consisted of $450 million aggregate principal amount of our 3.75% senior unsecured notes due in February 2019, $224 million aggregate principal amount of our unsecured term loan due in January 2019 and $505 million of outstanding borrowings under our $2.0 billion unsecured revolving line of credit facility (our “credit facility”).

Acquisition of Joint Venture Partner’s Interests in a Life Science Portfolio

On November 30, 2018, we acquired the remaining joint venture interests in four life science assets for a net purchase price of $92.4 million (the “Life Science Joint Venture Buyout”). These assets included two buildings totaling approximately 131,000 square feet located in the Torrey Pines submarket of San Diego and two buildings totaling approximately 162,000 square feet located in the South San Francisco life science submarket. Based on our underwriting, we believe the acquisitions represent a stabilized cash capitalization rate of approximately 6.0%.

Update for At-The-Market Equity Program

In the fourth quarter of 2018 to date, we raised gross proceeds of approximately $156 million under our at-the-market (ATM) common stock offering program. The proceeds were used to fund the Life Science Joint Venture Buyout and repay borrowings on our credit facility.

The estimated stabilized cash capitalization rates and yield ranges included herein are calculated by dividing projected cash net operating income (adjusting for the impact of upfront rental concessions) for the applicable properties by the aggregate purchase price or development cost, as applicable, for such properties. The aggregate cash net operating income projections used in calculating the cash capitalization rates and yield ranges are based on information currently available to us, including, in the case of the cash capitalization rate for Sierra Point Towers, information made available to us by the seller, and certain assumptions applied by us related to anticipated occupancy, rental rates, property taxes and other expenses over a specified period of time in the future based upon historical data and our knowledge of and experience with this submarket. Newly acquired operating assets are generally considered stabilized at the earlier of lease-up (typically when the tenant(s) control(s) the physical use of at least 80% of the space) or 12 months from the acquisition date. Newly completed developments are considered stabilized at the earlier of lease-up or 24 months from the date the property is placed in service.

The actual cash capitalization rates for these properties may differ materially and adversely from the estimated stabilized cash capitalization rates and yield ranges discussed in this prospectus supplement based on numerous factors, including our difficulties achieving assumed occupancy and/or rental rates, development delays, unanticipated expenses not payable by a tenant, increases in our financing costs, tenant defaults, the results of our final purchase price allocation, as well as the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent filings with the SEC. As such, we can provide no assurance that the actual cash capitalization rates for these properties will be consistent with the estimated stabilized cash capitalization rates and yield ranges set forth in this prospectus supplement. Moreover, the Sierra Point Towers Acquisition remains subject to customary closing conditions. As such, we cannot assure you that the Sierra Point Towers Acquisition will be consummated on time or at all, nor can we assure you that if consummated, the property will perform to our expectations. See “Cautionary Language Regarding Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the period ended September 30, 2018.